Exhibit 23.1

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-178650 on Form S-8 of Expedia, Inc. of our report dated June 21, 2017, with respect to the statements of net assets available for benefits of the Expedia Retirement Savings Plan as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental information as of December 31, 2016, appearing in this Annual Report (Form 11-K) of the Expedia Retirement Savings Plan.

/s/ Moss Adams LLP

Seattle, Washington
June 21, 2017